UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
______________________
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 12, 2015

Post Holdings, Inc.
(Exact name of registrant as specified in its charter)

Missouri	1-35305	45-3355106
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)
2503 S. Hanley Road
St. Louis, Missouri 63144
(Address, including Zip Code, of Principal Executive Offices)
Registrant’s telephone number, including area code: (314) 644-7600
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.    Other Events.
On August 12, 2015, Post Holdings, Inc. (the “Company”) announced the pricing of its previously announced concurrent offerings of senior notes and common stock. The Company priced $800.0 million aggregate principal amount of 7.75% senior notes due 2024 (the “2024 Notes”) at par and $400.0 million aggregate principal amount of 8.00% senior notes due 2025 at par (the “2025 Notes” and collectively with the 2024 Notes, the “Notes”). The Notes offering is expected to close on August 18, 2015, subject to customary closing conditions.
The Company also priced 5,850,000 shares of common stock at $60.00 per share. The size of the common stock offering was increased from $275.0 million in shares of the Company's common stock to $351.0 million in shares. The Company also granted the underwriters a 30-day option to purchase up to an additional 877,500 shares of common stock at the public offering price less the underwriting discount. The common stock offering is expected to close on August 18, 2015, subject to customary closing conditions.
The Notes will be unsecured unsubordinated obligations of the Company and will be guaranteed by the Company’s material domestic subsidiaries. The common stock offering and the Notes offering are being conducted as separate offerings. Neither offering is contingent upon the other. The Company intends to use the net proceeds from the proposed offerings to repay $1,200.0 million of its secured term loan outstanding under its credit agreement, to pay related fees and expenses and for general corporate purposes, which could include, among other things, financing future acquisition opportunities, working capital and capital expenditures.
A copy of the press release issued in connection therewith is attached hereto as Exhibit 99.1.
The Notes and the related subsidiary guarantees were offered in the United States to qualified institutional buyers in an offering exempt from registration pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and to persons outside the United States in compliance with Regulation S under the Securities Act.
Item 9.01.    Financial Statements and Exhibits.
(d) Exhibits
See Exhibit Index.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: August 12, 2015	Post Holdings, Inc.
(Registrant)

	By:	/s/ Diedre J. Gray
Name: Diedre J. Gray
Title: SVP, General Counsel & Administration, Secretary

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release dated August 12, 2015

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